SUBADVISORY AGREEMENT

     This Subadvisory Agreement, effective as of the 18th day of November 1996, by and between Investment Advisers, Inc., a Delaware corporation ("Advisers"), and IAI International Limited, a United Kingdom corporation (the "Subadviser").

                                WITNESSETH THAT:

     WHEREAS, IAI Investment Funds VI, Inc., a corporation operating as an open-end investment company duly organized under the laws of the State of Minnesota, has appointed Advisers its investment adviser with respect to certain of the assets of its separate portfolio represented by its Series D shares of common stock, which portfolio is commonly referred to as IAI Balanced Fund (the "Fund") pursuant to the terms of a Management Agreement dated April 1, 1996 (the "Agreement"); and

     WHEREAS, Advisers desires to appoint the Subadviser as its subadviser, and the Subadviser is willing to act in such capacity upon the terms herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. With respect to the Fund assets delegated to it, the Subadviser agrees to act as investment adviser for the Fund, and to manage the investment of the assets of the Fund, and assume the responsibilities and obligations Advisers assumed pursuant to the Agreement, a copy of which is attached hereto; provided, however, that all investment decisions made by the Subadviser will be subject to approval or ratification by Advisers.

     Section 2. In recognition of the affiliate relationship between Advisers and the Subadviser, no compensation is due the Subadviser under this Agreement.

     Section 3. The Subadviser shall be free to render services to others similar to those rendered under this Subadvisory Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     Section 4. Unless sooner terminated as hereinafter provided, this Subadvisory Agreement shall continue in effect for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested persons of the Subadviser, Advisers, or of the Fund cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of the outstanding voting securities of the Fund.

     This Subadvisory Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by Advisers or the Subadviser upon 60 days' written notice to the other party.

     This Subadvisory Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940.

     Wherever referred to in this Subadvisory Agreement, the vote or approval of the holders of a majority of the outstanding voting shares of the Fund shall mean the vote of (a) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, whichever is the lesser.

     Section 5. Any notice under this Subadvisory Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN  WITNESS   WHEREOF,   Advisers  and  the  Subadviser  have  caused  this
Subadvisory Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            INVESTMENT ADVISERS, INC.
ATTEST:

/s/Kristen C. Ballum                        By /s/Noel P. Rahn
                                            Its Chief Executive Officer


                                            IAI INTERNATIONAL LIMITED
ATTEST:

/s/Kristen C. Ballum                        By /s/Irving P. (Kip) Knelman
                                            Its Director


                                           IAI INVESTMENT FUNDS VI, Inc.
                                            with respect to IAI Balanced Fund
ATTEST:

/s/Kristen C. Ballum                       By /s/Richard E. Struthers
                                            Its President

                                      -2-